Horack, Talley, Pharr & Lowndes, PA

January 8, 2007

Seligman Municipal Series Trust

100 Park Avenue

New York, New York 10017

Ladies and Gentlemen:

With respect to Post-Effective Amendment No. 38 to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended, of Seligman Municipal Series Trust, on behalf of the Seligman North Carolina Municipal Series, we have reviewed the material with respect to North Carolina Taxes in the Registration Statement. Subject to such review, our opinion as delivered to you and as filed with the Securities and Exchange Commission remains unchanged.

We consent to the filing of this consent as an exhibit to the Registration Statement of Seligman Municipal Series Trust and to the reference to us under the heading “North Carolina Taxes.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Horack, Talley, Pharr & Lowndes, PA
Horack, Talley, Pharr & Lowndes, PA